Exhibit 10.13

Global Power Equipment Group Inc.

Restricted Stock Unit Award Agreement

[INSERT NAME] (the “Grantee”) was awarded [INSERT #] of Restricted Stock Units

Grant Date: February 9, 2009	Restriction Lapse Dates: See Section 4 below

Restricted Stock Unit Award Agreement (the “Award Agreement”) pursuant to the Global Power Equipment Group Inc. 2008 Management Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee desire to enter into an agreement whereby the Company will grant the Grantee Restricted Stock Units (“RSUs”) in respect of the Company’s Common Stock, $.01 par value per share (the “Common Stock”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of RSUs. Pursuant to the terms and conditions of this Award Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Grantee the number of RSUs as provided above. The shares of Common Stock covered by these RSUs are sometimes hereinafter referred to as the “RSU Shares”. The number and class of securities and vesting schedule of the RSUs are subject to adjustment as set forth herein and in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Restricted Stock Units. Each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock at the Vesting Date (as defined below) and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of this Award Agreement and the Plan. At such time as the Grantee is entitled to be issued RSU Shares pursuant hereto, the Company shall in its sole discretion either (i) deliver a certificate or certificates representing the RSU Shares or (ii) issue the RSU Shares in book entry form, registered in the name of the Grantee.

3. Dividend Equivalents. Until the Vesting Date, whenever dividends are paid or distributed with respect to the Common Stock, the Grantee shall be entitled to receive notional dividend equivalents (the “Dividend Equivalents”) in an amount equal in value to the amount of the dividend or property distributed on a single share of Common Stock multiplied by the number of RSUs credited to the Grantee’s account as of the record date for such dividend or distribution. Payment of the notional dividend equivalents paid on RSUs will be withheld by the Company and shall be delivered to the Grantee as of the Vesting Date, if and only to the extent that the RSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting.

(a) Vesting Schedule. 50% of the RSUs granted under this Award Agreement shall vest in four equal installments (each consisting of 12.5% of the total RSU Shares) on March 31st of each calendar year following the year in which the Grant Date occurred (with respect to each such installment, the “Vesting Date”) subject to achieving both of the following conditions (i) the Company’s achievement of its adjusted annual target EBITDA for the calendar year immediately preceding the Vesting Date (“EBITDA Target”), as determined on an annual basis, in writing, by the Board of Directors and (ii) the Grantee continuing in a Service relationship with the Company or its Affiliate until the Vesting Date; provided, however, that if the Grantee is terminated without Cause after the end of such immediately preceding calendar year and prior to the Vesting Date (the “Interim Period”), then he or she shall still vest notwithstanding that he or she is not in a Service relationship with the Company on the Vesting Date so long as the EBITDA Target for such immediately preceding calendar year has been achieved. The remaining 50% of the RSUs granted under this Award Agreement shall vest in four equal installments (each consisting of 12.5% of the total RSU Shares) on the Vesting Date subject to the Grantee continuing in a Service relationship with the Company or its Affiliate until the Vesting Date; provided, however, that if the Grantee is terminated without Cause during the Interim Period, then he or she shall still vest notwithstanding that he or she is not in a Service relationship with the Company on the Vesting Date. For the calendar year ended December 31, 2009, the Board of Directors has determined the EBITDA Target to be $42,506,000 calculated in accordance with the following definition of EBITDA:

EBITDA – Net income or (loss) for the operating divisions for any period plus (a) the following to the extent deducted in calculating net income for such period: (i) interest charges for such period; (ii) the provision for federal, state, local and foreign income taxes for such period; (iii) depreciation and amortization expense; (iv) letter of credit fees; (v) incentive bonuses paid under the Plan and all other Incentive Plans; (vi) other costs related to the Chapter 11 cases filed by the Company and its Business Units; (vii) other non-recurring, non-cash expenses; and (viii) any other non-cash write-downs or non-cash write-offs including fixed asset impairment or write-downs, intangible asset impairments, deferred tax asset write-offs and non-cash stock component expenses; and minus (b) the following, to the extent included in calculating such net income: (i) federal, state, local and foreign income tax benefits recorded by the Company for such period; and (ii) all extraordinary, non-recurring, non-cash items increasing net income for such period.

Thereafter, EBITDA Targets shall be set forth in the ICP Plan or if no such targets are set forth in the ICP Plan, then EBITDA Targets shall be determined by the Board in its sole discretion. In the event that an EBITDA Target is not achieved in one calendar year, then that percentage of RSU Shares that would have otherwise vested on account thereof will be irrevocably forfeited. For purposes hereof, EBITDA shall be calculated in the same manner as provided in the ICP unless otherwise determined by the Board.

(b) Service Termination. Whether a termination of Service (as defined below) shall have occurred for purposes of this Award Agreement shall be determined by the Company, which determination shall be final, binding and conclusive. Notwithstanding Section 4(a) of this Award Agreement:

(i) For Cause. If Grantee’s Service is terminated prior to the Vesting Date for Cause (as defined below), then all then unvested RSUs shall immediately terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3.

(ii) Voluntary Separation. Grantee may terminate his or her Service with the Company at any time. If Grantee elects to terminate his or her Service with the Company prior to completing two years of Service with the Company, then the unvested RSUs shall terminate and Grantee shall have no further rights hereunder, including, without limitation, any rights to receive any Dividend Equivalents as set forth in paragraph 3. If Grantee elects to terminate his or her Service with the Company after completing two years of Service with the Company, then the Grantee shall be vested in that number of RSUs equal to (A) the product of (X) the number of unvested RSUs that otherwise would have vested in the calendar year following termination in accordance with paragraph 4(a) hereto if the Grantee had not terminated Service multiplied by (Y) a fraction equal to the number of days that the Grantee provided Service to the Company in the year of termination over 365, plus (B) if termination occurs during an Interim Period, the number of unvested RSUs that otherwise would have vested at the end of such Interim Period, it being understood that the number of RSUs to be vested pursuant to this sentence shall be determined (and the related RSU Shares shall be issued to the Grantee) as soon as possible and in any event before March 15 of the calendar year following termination and that all RSUs that do not vest in accordance with this sentence shall immediately terminate and Grantee shall have no further rights hereunder with respect thereto, including without limitation any rights to receive any Dividend Equivalents with respect thereto as set forth in paragraph 3.

(iii) Involuntary Separation. If the Company terminates Grantee’s Service without Cause prior to Grantee completing three years of Service, then, in addition to any shares vested pursuant to the provisos in paragraph 4(a) (if applicable), the Grantee shall be vested in that number of RSUs equal to the product of (X) the number of unvested RSUs that otherwise would have vested in the calendar year following termination in accordance with paragraph 4(a) hereto if the Grantee had not terminated Service multiplied by (Y) a fraction equal to the number of days that the Grantee provided Service to the Company in the year of termination over 365, it being understood that the number of RSUs to be vested pursuant to this sentence shall be determined (and the related RSU Shares shall be issued to the Grantee) as soon as possible and in any event before March 15 of the calendar year following termination and that all RSUs that do not vest in accordance with this sentence shall immediately terminate and Grantee shall have no further rights hereunder with respect thereto, including without limitation any rights to receive any Dividend Equivalents with respect thereto as set forth in paragraph 3. If the Company terminates Grantee’s Service without Cause after Grantee has completed at least three years of Service, then the RSUs shall be accelerated such that all unvested shares shall immediately vest and shall be considered vested shares as of the date of termination. If Grantee’s Service is terminated prior to the Vesting Date for Good Reason (as defined below), then all unvested RSUs shall be accelerated and immediately vested notwithstanding Section 4(a).

(iv) Change of Control. Notwithstanding anything herein to the contrary, upon the consummation of a Change of Control of the Company, then all unvested RSUs shall be immediately and fully vested.

(v) Death/Disability. Notwithstanding anything herein to the contrary, upon the death or disability of the Grantee, then the Grantee shall be vested in that number of RSUs equal to (A) the product of (X) the number of unvested RSUs that otherwise would have vested in the calendar year following termination in accordance with paragraph 4(a) hereto if the Grantee had not terminated Service by reason of death or disability multiplied by (Y) a fraction equal to the number of days that the Grantee provided Service to the Company in the year of termination over 365, plus (B) if termination occurs during an Interim Period, the number of unvested RSUs that otherwise would have vested at the end of such Interim Period, it being understood that the number of RSUs to be vested pursuant to this sentence shall be determined (and the related RSU Shares shall be issued to the Grantee) as soon as possible and in any event before March 15 of the calendar year following termination and that all RSUs that do not vest in accordance with this sentence shall immediately terminate and Grantee shall have no further rights hereunder with respect thereto, including without limitation any rights to receive any Dividend Equivalents with respect thereto as set forth in paragraph 3.

5. Nontransferability. The RSUs granted pursuant to this Award Agreement may not be transferred without the consent of the Company, other than by will or the laws of descent and distribution.

6. No Rights Other Than Those Expressly Created. Neither this Award Agreement, the RSUs, nor any action taken hereunder shall be construed as (i) giving the Grantee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Grantee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Grantee and the Company. As to any claim for any unpaid amounts or distributions under this Award Agreement, any person having a claim for payments shall be an unsecured creditor. The Grantee shall not have any of the rights of a stockholder with respect to any RSU Shares or any Dividend Equivalents until such time as the underlying RSU has been vested and the RSU Shares have been issued.

7. Compliance with Laws.

(a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Grantee upon the Vesting Date or at some other time. The Company may require, upon the Vesting Date, or demand, at such other time as it may consider appropriate, that the Grantee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Grantee shall comply with the requirement or demand of the Company.

(b) Securities Law Compliance. Upon vesting (or partial vesting) of the RSUs granted hereunder, the Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the RSU Shares in compliance with the provisions of applicable federal or state securities laws. The Company, in its discretion, may postpone the issuance and delivery of RSU Shares until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of RSU Shares, the Grantee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder may be legended to reflect such restrictions.

(c) General. No RSU Shares shall be issued or Dividend Equivalents distributed upon vesting of an RSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such RSU Shares and/or distribution of such Dividend Equivalents.

8. Miscellaneous.

(a) Definitions.

(i) “Cause” shall mean the occurrence of any one of the following with respect to the Grantee as determined by the Board: (i) a material breach of the Grantee’s covenants under the “Confidential Information” or “Noncompete, Nonsolicitation” sections of the Grantee’s employment agreement with the Company; (ii) the commission by the Grantee of a felony, or any crime involving theft, dishonesty or moral turpitude; (iii) the commission by the Grantee of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or any affiliate of the Company; (iv) the Grantee’s disregard of the directives of the Board or his or her supervisor; (v) the Grantee’s drunkenness or use of drugs which interferes with the performance of the Grantee’s duties, which drunkenness or use of drugs continues after receipt of notice to the Grantee from the Company of his or her violation of this provision; or (vi) any attempt by the Grantee to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Board.

(ii) “Change of Control” shall mean: (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; or (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of this Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s Shareholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or (c) The consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individual’s and entities’ shareholdings in the Resulting Corporation immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

(iii) “Disability” shall have the meaning set forth in the Company’s long term disability plan.

(iv) “Good Reason” shall have the meaning given to it in the Grantee’s governing employment agreement, if any. If the Grantee’s governing employment agreement does not include such a definition, then Good Reason shall mean (i) material diminution in Grantee’s base salary; (ii) material diminution in Grantee’s, or the person to whom the Grantee reports, authority, duties or responsibilities; (iii) requirement that the Grantee report to a corporate officer or employee instead of reporting to the Company’s Board of Directors, if applicable; (iv) material diminution in the budget over which the Grantee retains authority; (v) material change in the geographic location at which Grantee must perform services; or (vi) action or inaction by the Company that constitutes a material breach of the Grantee’s employment agreement, if any.

(v) “ICP Plan” shall mean the then current Incentive Compensation Plan of the Company.

(vi) “Service” shall mean service as a Service Provider to the Company. For purposes of this Award Agreement, commencement of Service for purposes of determining years of service shall begin on January 22, 2008.

(vii) “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company or a consultant providing services to the Company or an Affiliate of the Company.

(b) 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including determinations required to be made by the Company, and shall interpret all provisions of this Award Agreement and the underlying RSUs, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive to the Company and the Grantee.

(d) Amendment. This Award Agreement may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this Award Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Global Power Equipment Group Inc.

C/O General Counsel

6120 South Yale

Suite 1480

Tulsa, Oklahoma 74136

if to the Grantee:

[INSERT NAME AND ADDRESS OF GRANTEE]

or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This Award Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and Grantee, whether oral or written, with respect to the RSUs granted hereunder including, without limitation, any prior written employment, change of control agreement or other similar written agreement, if any, that may provide, in certain circumstances, for acceleration of restricted stock units granted to the Grantee.

(g) Successors and Assigns. The rights and obligations of the Company under this Award Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Severability. All rights and obligations under this Award Agreement shall be governed by the laws of the State of Delaware. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Award Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Award Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this Award Agreement are for convenience or reference, and are not to be construed as part of this Award Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Award Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this Award Agreement, the Grantee consents and agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, the Company will provide such copies upon request.

(k) Fractional Shares. No Fractional Shares of Common Stock shall be issued hereunder. Any fractional shares shall be rounded to next whole number using normal convention.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Award Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Award Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l) Counterparts. This Award Agreement may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

[GRANTEE]	Global Power Equipment Power Group Inc.

By:
[NAME AND TITLE]